Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (this “Amendment”), dated as of September 6, 2006, is made and entered into by and between Input/Output, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and Robert P. Peebler, an individual currently residing in Harris County, Texas (hereinafter referred to as “Employee”).
W I T N E S S E T H:
     WHEREAS, Employer and Employee entered into an Employment Agreement (the “Agreement”) effective March 31, 2003; and
     WHEREAS, the parties desire to amend the Agreement to reflect certain changes in compensation and in the term of the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:
     1. Section 1(b) of the Agreement is hereby amended to read in its entirety as follows:
While employed hereunder, Employee will devote his full-time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations to Employer. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.
     2. Section 2(a) of the Agreement is hereby amended to read in its entirety as follows:
Effective as of August 1, 2006, Employer will pay to Employee through the term of this Agreement a base salary at the rate of $500,000 per annum (such base salary, as it may be increased by the Compensation Committee of the Board as hereinafter provided, is referred to herein as the “Base Salary”). The Compensation Committee of the Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

     3. Section 2(b) of the Agreement is hereby amended to read in its entirety as follows:
Employee will be eligible to participate in Employer’s annual incentive plan (the “Incentive Plan Bonus”) for fiscal year 2006 and each full year thereafter during the Term of this Agreement, with target Incentive Plan Bonus at 75% of Base Salary and with maximum Incentive Plan Bonus at 150% of Base Salary. In accordance with the terms of the annual incentive plan and as approved by the Compensation Committee of the Board, the Incentive Plan Bonus will be earned upon achievement of pre-designated Employer financial performance targets and achievement of pre-designated Employee critical success factors during each applicable year.
     4. Section 2(c) of the Agreement is hereby amended to add the following:
     (i) In 2007, Employee shall be entitled to receive a grant of the number of shares of restricted common stock of Employer determined by dividing (a) the amount of the annual Incentive Plan Bonus, if any, earned by Employee for fiscal year 2006 by (b) the average of the closing sales price per share on the New York Stock Exchange of Employer’s shares of common stock for the ten (10) business days ending on and including the last full trading day on which shares of Employer’s common stock are traded on the New York Stock Exchange (the “Final 10-Day Average Price”) in 2006. This restricted stock award will provide for vesting of all of the shares of restricted stock on the date that is the second anniversary date of the date of grant of such award. The date of grant of this award will be the first available grant date (under the then-existing policies of Employer relating to determination of grant dates for restricted stock awards) after the determination of the amount of the Incentive Plan Bonus earned by Employee for fiscal year 2006. The remaining terms and conditions of the restricted stock award will be governed by the applicable restricted stock agreement and the terms and conditions of the Input/Output, Inc. 2004 Long-Term Incentive Plan or such other stock plan as shall be determined by Employer (the “Plan”).
     (ii) In 2007, in addition to the award of shares described in Section 2(c)(i) above, Employee shall be entitled to receive a grant of the number of shares of restricted common stock of Employer determined by dividing (a) the annual Base Salary of Employee as in effect on the date of grant by (b) the Final 10-Day Average Price in 2006. The date of grant of this award will be the same grant date as provided for the restricted stock award to Employee pursuant to Section 2(c)(i) above. This restricted stock will vest in equal annual amounts over a four-year period on the anniversary of the grant date. The remaining terms and conditions of this restricted stock award will be governed by the applicable restricted stock agreement and the terms and conditions of the Plan.

     (iii) In each calendar year after 2007 during the Term of this Agreement, Employee shall be entitled to receive grant(s) of (a) the number of shares of restricted common stock of Employer determined pursuant to this Section 2(c)(iii) and (b) stock options to purchase the number of shares of common stock of Employer determined by the Compensation Committee of the Board, in each case pursuant to the terms and conditions of the Plan. The number of shares with respect to the restricted stock award to Employee described in this Section 2(c)(iii) will be determined by dividing (a) the amount of the annual Incentive Plan Bonus, if any, earned by Employee for the preceding year by (b) the Final 10-Day Average Price for the preceding year. This restricted stock award will provide for vesting of all of the shares of restricted stock on the date that is the second anniversary date of the date of grant of such award. The date of grant of this award will be the first available grant date (under the then-existing policies of Employer relating to determination of grant dates for restricted stock awards) after the determination of the amount of the Incentive Plan Bonus earned by Employee for the preceding year. The remaining terms and conditions of the restricted stock award will be governed by the applicable restricted stock agreement and the terms and conditions of the Plan.
     5. Section 4 of the Agreement is hereby amended to read in its entirety as follows:
Employee’s employment with Employer will commence on March 31, 2003, and will continue for seven (7) years to expire on December 31, 2010 (the “Term”), unless terminated earlier in accordance with Section 5.
     6. Section 6(d)(2) of the Agreement is hereby amended to read in its entirety as follows:
     (2) (i) all Incentive Plan Bonuses then due to Employee, if any, under the terms of the relevant incentive compensation plan in effect for any previous year and (ii) a prorated portion of the target Incentive Plan Bonus Employee would have been eligible to receive under any incentive compensation plan in effect with respect to the current year, regardless of any limitations otherwise applicable to the incentive compensation plan (i.e., the failure to have completed the current measurement period, the failure to be a full-time employee of Employer as of the Incentive Plan Bonus payment date or the failure to achieve any performance goal applicable to all or any portion of the current measurement period).
     7. The Employment Agreement, as amended hereby, is in all respects ratified, approved and confirmed.
     8. In accordance with the terms of the Plan, any voluntary termination of employment from the Company upon or after the expiration of the full Term of the Agreement shall be treated for all purposes under the Plan as a termination due to the retirement of Employee.

     9. If necessary to avoid potential adverse tax consequences to the parties, the parties agree to amend the Agreement further in conformance with section 409A of the Internal Revenue Code of 1986, as amended, upon clarification by the Department of the Treasury as to the Treasury Regulations regarding same set forth in 26 CFR part 1.
     10. This Amendment may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and either party may execute this Amendment by signing any such counterpart.
     11. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas, including all matters of construction, validity and performance.
[The next following page is the signature page]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date set forth above.

EMPLOYER:

INPUT/OUTPUT, INC.

By:	/s/ David L. Roland

Title: Vice President and General Counsel

EMPLOYEE:

/s/ Robert P. Peebler

Robert P. Peebler

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